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Ingersoll Rand Company Names James Gelly
Senior Vice President and Chief Financial Officer

Hamilton, Bermuda, October 8, 2007—Ingersoll-Rand Company Limited (NYSE:IR) announced today that James V. Gelly has joined the company as senior vice president and chief financial officer. He also has been elected an officer of the company and will serve as a member of Ingersoll Rand’s Enterprise Leadership Team. Gelly will have responsibility for the company’s global finance functions, including control, treasury, tax, audit services, and investor relations. He will report directly to Herbert L. Henkel, chairman, president and chief executive officer.

“We are pleased to welcome James to the company,” said Henkel. “James has substantial expertise and demonstrated success across all finance disciplines, and he has valuable experience in leadership positions with global industrial businesses. This combination of skills and insight will be especially beneficial as we continue to transform Ingersoll Rand into a top-tier diversified industrial company.”

Previously, Gelly was senior vice president and chief financial officer for Rockwell Automation, a leading global provider of industrial automation control and information solutions. Prior to joining Rockwell Automation in 2004, he was vice president and treasurer of Honeywell International Inc. (formerly AlliedSignal, Inc.). During his nine-year span with AlliedSignal, Gelly also served in various finance and investor relations positions, including vice president and chief financial officer of AlliedSignal's Aerospace Services unit. Prior to joining AlliedSignal, Gelly spent more than seven years at General Motors Corporation, culminating his service there as director, capital planning and investor relations.

Gelly holds a bachelor’s degree from Davidson College in North Carolina, a master of arts degree from the University of St. Andrews (Scotland) and an MBA from the Darden Graduate School of Business Administration at the University of Virginia.

Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.

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